December 2012 Preliminary Terms No. 494 Registration Statement No. 333-178081 Dated December 20, 2012 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Buffered PLUS due November     , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Malaysian ringgit + Indonesian rupiah + Singapore dollar
Buffered Performance Leveraged Upside SecuritiesSM
The Buffered PLUS offer leveraged exposure to the performance of an equally-weighted basket of three emerging market Asian currencies relative to the Japanese yen, while providing limited protection against a negative performance of the basket.  If the basket of currencies has weakened relative to the Japanese yen such that the basket performance is less than –10%, investors are exposed to the negative performance of the basket.  At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  However, at maturity, if the basket has depreciated and (i) if the basket performance is less than or equal to zero but greater than or equal to –10%, the Buffered PLUS will redeem for par or (ii) if the basket performance is less than –10%, investors will lose 1% for every 1% decline in the basket performance below the specified –10%.  Because the currency performance for each basket currency is calculated by subtracting the quotient of the final exchange rate over the initial exchange rate from 1, any positive currency performance for a basket currency, as well as positive basket performance, is inherently capped at a maximum of 100%.  Moreover, there is no comparable limit on the negative currency performance for each basket currency or the negative basket performance.  Therefore, the currency performance for one or more basket currencies, as well as the basket performance, can be less than –100%, and if the basket performance is less than  –100%, you will lose some or all of the protection provided by the buffer feature.  If the basket performance is less than or equal to -110%, you will lose your entire investment in the Buffered PLUS.  In calculating the basket performance, the exchange rates are taken relative to the U.S. dollar and then translated into Japanese yen as described below.  The Buffered PLUS are for investors who seek a currency basket-based return and who are willing to risk their principal and forgo current income and be subject to the method of calculating the currency performance as described below in exchange for the leverage and limited buffer features that in each case apply to a limited range of performance of the basket.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, investors may lose their entire initial investment in the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	December , 2012
Original issue date:	January , 2013 (3 business days after the pricing date)
Maturity date:	November , 2014
Aggregate principal amount:	$
Interest:	None
Basket:	Basket currency	Reference currency	Weighting	Basket currency / USD reference source	JPY / USD reference source
	Malaysian ringgit (“MYR”)	Japanese yen (“JPY”)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
	Indonesian rupiah (“IDR”)	Japanese yen (JPY)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
	Singapore dollar (“SGD”)	Japanese yen (JPY)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
Payment at maturity:	•	If the basket of currencies has strengthened relative to the Japanese yen such that the basket performance is positive: $1,000 + leveraged upside payment
	•	If the basket of currencies has remained unchanged or weakened relative to the Japanese yen such that the basket performance is zero or negative but greater than or equal to –10%: $1,000
•
If the basket of currencies has weakened relative to the Japanese yen such that the basket performance is less than –10%:
$1,000 x (1 + basket performance + 10%)
This amount will be less than the stated principal amount of $1,000 and may be zero.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	150%
Maximum payment at maturity:	Any positive basket performance is inherently capped at a maximum of 100%. See “How Does the Currency Performance Formula Work?”
Minimum payment at maturity:	If the basket performance is less than or equal to –110%, the payment at maturity will be $0 and you will lose your entire investment in the Buffered PLUS.
CUSIP / ISIN:	617482SR6 / US617482SR64
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$1,000	$21.25	$978.75
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $21.25 for each Buffered PLUS they sell.  Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Currency-Linked PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-Linked PLUS dated August 17, 2012                Prospectus dated November 21, 2011

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Terms continued from previous page
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Examples 3 and 4.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
On each currency business day, with respect to each basket currency, the exchange rate for such basket currency relative to the Japanese yen (expressed as the number of units of such basket currency per unit of Japanese yen).  The exchange rate for each basket currency will be calculated by taking (i) the exchange rate for such basket currency relative to the U.S. dollar (expressed as the number of units of such basket currency per U.S. dollar), as determined by reference to the applicable reference source set forth under “Basket currency / USD reference source” above, divided by (ii) the exchange rate for Japanese yen relative to the U.S. dollar (expressed as the number of units of Japanese yen per U.S. dollar) on such day, as determined by reference to the applicable reference source set forth under “JPY / USD reference source” above.

Valuation date:
November    , 2014, provided that if such date is not a currency business day with respect to any basket currency, the valuation date shall be the immediately succeeding currency business day with respect to all basket currencies.

Listing:	The Buffered PLUS will not be listed on any securities exchange.

December 2012	Page 2

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS due November    , 2014 Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen (the “Buffered PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of three Asian currencies (the “basket”) relative to the Japanese yen.  In calculating the basket performance, the exchange rates are taken relative to the U.S. dollar and then translated into Japanese yen as described under “Fact Sheet––Key Terms––Exchange rate” below.

If the basket as a whole has strengthened relative to the Japanese yen as of the valuation date such that the basket performance is positive, the investment will return the stated principal amount plus 150% of the positive basket performance (e.g. a basket performance of 5% will return 100% of principal plus an additional $75 per Buffered PLUS at maturity).

If the basket has remained unchanged or has weakened such that the basket performance is zero or negative but greater than or equal to –10%, the payment at maturity will equal the stated principal amount of $1,000 per Buffered PLUS.

If the basket has weakened such that the basket performance is less than –10%, the payment at maturity will be an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.  It is possible for the basket performance to be less than –100%.  As there is no minimum payment at maturity on the Buffered PLUS, investors may lose their entire initial investment in the Buffered PLUS.

The Buffered PLUS do not pay interest, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

There are several important factors you should consider in connection with your investment in the Buffered PLUS:

▪
The Buffered PLUS do not provide a linear return on the performance of the basket currencies relative to the Japanese yen.  A linear return is the return that would be achieved by converting a notional amount of Japanese yen into the basket currencies at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currencies back into Japanese yen at the final exchange rate.  Instead, the return on the Buffered PLUS will be determined by reference to the basket performance and currency performance formulas described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the basket currencies relative to the Japanese yen as compared to a linear return, and these effects will increase the more the basket currencies appreciate or depreciate.  One consequence of this is that, if one basket currency depreciates in value by 50% relative to the Japanese yen, the currency performance will be –100%.

▪
Because of the way the currency performance is calculated, any single basket currency’s positive contribution to the basket performance will never exceed 33.333%, and the basket performance will never exceed 100%.  By contrast, the negative percentage that can be contributed by any basket currency to the overall basket performance is unlimited.

▪
A significantly negative performance by one basket currency can completely cancel out positive performance by the other basket currency.  Accordingly, it is possible that one basket currency may depreciate relative to the Japanese yen (e.g., as a result of a devaluation) to such an extent that, even if the two other basket currencies appreciate significantly relative to the Japanese yen over the term of the Buffered PLUS, you will lose your entire initial investment in the Buffered PLUS.

▪
The currency performance for one or more basket currencies, as well as the basket performance, can be less than  –100%.  If the basket performance is less than –100%, you will lose some or all of the protection provided by the buffer feature.  If the basket performance is less than or equal to -110%, you will lose your entire investment in the Buffered PLUS.

December 2012	Page 3

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Maturity:	Approximately 22 months
Leverage factor:	150%
Payment at maturity:
(i)     If the basket performance is positive:

$1,000 + leveraged upside payment

(ii)    If the basket performance is zero or negative but greater than or equal to –10%:

$1,000

(iii)   If the basket performance is less than –10%:

$1,000 x (1 + basket performance + 10%)

This amount will be less than the stated principal amount of $1,000 and may be zero.

Basket performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:

[1 – (final exchange rate / initial exchange rate)] x weighting

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Examples 3 and 4.”

Maximum payment at maturity:	Any positive basket performance is inherently capped at a maximum of 100%. See “How Does the Currency Performance Formula Work?”
Minimum payment at maturity:	If the basket performance is less than or equal to –110%, the payment at maturity will be $0 and investors will lose their entire initial investment in the Buffered PLUS.
Interest:	None

December 2012	Page 4

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is an equally-weighted basket of three Asian currencies.

Basket Information as of December 17, 2012
Basket Currency	Weighting	Quotation Convention
Malaysian ringgit (“MYR”)	33.333%	#	MYR / 1 JPY
Indonesian rupiah (“IDR”)	33.333%	#	IDR / 1 JPY
Singapore dollar (“SGD”)	33.333%	#	SGD / 1 JPY

Historical Basket Performance January 1, 2007 to December 17, 2012

The graph is calculated to show the performance of the basket relative to the Japanese yen during the period from January 1, 2007 through December 17, 2012 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the leverage factor, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the Japanese yen will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

December 2012	Page 5

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
In these examples, the exchange rate for each of the basket currencies is expressed as the number of units of that currency per Japanese yen.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the Japanese yen.  This means that it takes fewer of the relevant basket currency to purchase one (1) Japanese yen on the valuation date than it did on the pricing date.  An exchange rate of 0.025 reflects a strengthening of the MYR, relative to the JPY, as compared to an exchange rate of 0.030.

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the Japanese yen.  This means that it takes more of the relevant basket currency to purchase one (1) Japanese yen on the valuation date than it did on the pricing date.  An exchange rate of 0.035 reflects a weakening of the MYR relative to the JPY, as compared to an exchange rate of 0.030.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the Buffered PLUS effectively limits the contribution of each basket currency to 100% but does not limit the downside.

➢        In the example below, the Malaysian ringgit strengthens from the initial exchange rate of 0.030 to the final exchange rate of 0.027, resulting in the currency performance of 1 – (0.027 / 0.030) = 10%.

Initial Exchange Rate (# MYR / 1 JPY)	Final Exchange Rate (# MYR / 1 JPY)
0.030	0.027

➢        In the example below, the Malaysian ringgit weakens from the initial exchange rate of 0.030 to the final exchange rate of 0.045, resulting in the currency performance of 1 – (0.045 / 0.030) = –50%.

Initial Exchange Rate (# MYR / 1 JPY)	Final Exchange Rate (# MYR / 1 JPY)
0.030	0.045

➢           In the example below, the Malaysian ringgit strengthens to the fullest extent possible from the initial exchange rate of 0.030 to the final exchange rate of 0.000003 (possibly due to a hypothetical devaluation of the Japanese yen), resulting in the currency performance of 1 – (0.000003 / 0.030) = 99.99%.

Initial Exchange Rate (# MYR / 1 JPY)	Final Exchange Rate (# MYR / 1 JPY)
0.030	0.000003

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%.  However, any possible decline in the basket currencies is not so limited as shown in the example below.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

➢        In the example below, the Malaysian ringgit is seriously devalued and weakens from the initial exchange rate of 0.030 to the final exchange rate of 0.18, resulting in the currency performance of 1 – (0.18 / 0.030) = –500%.

Initial Exchange Rate (# MYR / 1 JPY)	Final Exchange Rate (# MYR / 1 JPY)
0.030	0.18

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if two of the basket currencies were to appreciate

December 2012	Page 6

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

significantly relative to the Japanese yen, that positive performance could be more than offset by a severe depreciation of the third basket currency so that you could lose your entire initial investment in the Buffered PLUS.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

December 2012	Page 7

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who have the view that the Malaysian ringgit, Indonesian rupiah and Singapore dollar will appreciate relative to the Japanese yen, or those concerned about the risks associated with investing directly in currencies can use the Buffered PLUS to gain exposure to the basket currencies.

The Buffered PLUS offer 150% leveraged upside on any positive basket performance and provide a buffer against a negative basket performance of –10%.  However, if the basket performance is less than –10%, you will receive at maturity an amount that is less than the stated principal amount of $1,000.  As there is no minimum payment at maturity on the Buffered PLUS, you may lose your entire initial investment in the Buffered PLUS.

Leveraged Performance	▪ The Buffered PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket.
Access	▪ Exposure to an equally-weighted basket of three Asian currencies valued relative to the Japanese yen and diversification of underlying asset class exposure.
Upside Scenario	▪ The basket performance is positive and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 150% of the positive basket performance.
Par Scenario	▪ The basket performance is zero or negative but greater than or equal to –10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario
▪  The basket performance is less than –10% and, at maturity, the Buffered PLUS redeem for an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.  (Example: if the basket performance is –30%, the Buffered PLUS will redeem for $800.)  However, if the basket performance is –110%, the Buffered PLUS will redeem for $0.  As there is no minimum payment at maturity on the Buffered PLUS, investors may lose their entire initial investment in the Buffered PLUS.

Summary of Selected Key Risks (see page 21)

▪	The Buffered PLUS do not pay interest or guarantee return of any principal.

▪
Because of the formula used for calculating the currency performance, the basket performance may be less than –100%, in which case, you will lose some or all of the protection provided by the buffer feature.

▪	The Buffered PLUS are subject to currency exchange risk.

▪	The formula for the currency performance will limit the upside potential of the Buffered PLUS and will be disproportionately impacted by the negative performance of any single basket currency.

▪	The formula for the basket performance will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the Japanese yen.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	The amount payable on the Buffered PLUS is not linked to the performance of the basket at any time other than the valuation date.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the Buffered PLUS may be influenced by many unpredictable factors.

▪	Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.

December 2012	Page 8

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

▪	Consisting of Asian currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS.

▪	Even though currencies trade around the clock, the Buffered PLUS will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

December 2012	Page 9

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the Japanese yen on the valuation date.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, investors may lose their entire initial investment in the Buffered PLUS.  The Buffered PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2012	January , 2013 (3 business days after the pricing date)	November , 2014, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket currency	Reference currency	Weighting	Basket currency / USD reference source	JPY / USD reference source
	Malaysian ringgit (“MYR”)	Japanese yen (“JPY”)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
	Indonesian rupiah (“IDR”)	Japanese yen (JPY)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
	Singapore dollar (“SGD”)	Japanese yen (JPY)	33.333%	Reuters: ABSIRFIX01	Reuters: TKFE (12 p.m.)
Payment at maturity:	•	If the basket of currencies has strengthened relative to the Japanese yen such that the basket performance is positive: $1,000 + leveraged upside payment
	•	If the basket of currencies has remained unchanged or weakened relative to the Japanese yen such that the basket performance is zero or negative but greater than or equal to –10%: $1,000
•
If the basket of currencies has weakened relative to the Japanese yen such that the basket performance is less than –10%:
$1,000 x (1 + basket performance + 10%)
This amount will be less than the stated principal amount of $1,000 and may be zero.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

The currency performance for one or more basket currencies, as well as the basket performance, can be less than –100%, and if the basket performance is less than -–100%, you will lose some or all of the protection provided by the buffer of 10%.  If the basket performance is less than or equal to -110%, you will lose your entire investment in the Buffered PLUS.

A weakening of one or more basket currencies relative to the Japanese yen will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero.

Please see “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on page 17 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	150%
Maximum payment at maturity:	Any positive basket performance is inherently capped at a maximum of 100%. See “How Does the Currency Performance Formula Work?”
Minimum payment at maturity:	If the basket performance is less than or equal to –110%, the payment at maturity will be $0 and you will lose your entire investment in the Buffered PLUS.
Risk factors:	Please see “Risk Factors” beginning on page 21.

December 2012	Page 10

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Example 3 and 4.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:
On each currency business day, with respect to each basket currency, the exchange rate for such basket currency relative to the Japanese yen (expressed as the number of units of such basket currency per unit of Japanese yen).  The exchange rate for each basket currency will be calculated by taking (i) the exchange rate for such basket currency relative to the U.S. dollar (expressed as the number of units of such basket currency per U.S. dollar), as determined by reference to the applicable reference source set forth under “Basket currency / USD reference source” above, divided by (ii) the exchange rate for Japanese yen relative to the U.S. dollar (expressed as the number of units of Japanese yen per U.S. dollar) on such day, as determined by reference to the applicable reference source set forth under “JPY / USD reference source” above.

If (i) no such rate is displayed on the applicable reference source for such day for such basket currency, (ii) with respect to the Indonesian rupiah and the Malaysian ringgit, such day is an unscheduled holiday with respect to any such basket currency, or (iii) the calculation agent determines in good faith that any rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate for such basket currency will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of such basket currency into Japanese yen determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for such basket currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided that if (i) the difference between the highest and lowest exchange rates for conversion of any such basket currency into Japanese yen determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such basket currency shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.

Quotes of Morgan Stanley & Co. LLC (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If any basket currency or the Japanese yen is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the exchange rate of such basket currency or each basket currency, as applicable (or make such adjustment to the initial exchange rate of such basket currency) on the valuation date, in accordance with legal requirements and market practice.

Valuation date:
November    , 2014, provided that if such date is not a currency business day with respect to any basket currency, the valuation date shall be the immediately succeeding currency business day with respect to all basket currencies.

Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Currency business day:
With respect to each basket currency:  as defined with respect to such basket currency in the accompanying prospectus supplement for Currency-Linked PLUS.
With respect to the Japanese yen: any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England, Tokyo, Japan and New York City.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482SR6
ISIN:	US617482SR64
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is more likely than not that the Buffered

December 2012	Page 11

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

PLUS will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Because the payment on the Buffered PLUS is linked to a basket of foreign currencies, it is likely that the Buffered PLUS will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the Buffered PLUS.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Buffered PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the Buffered PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for Currency-Linked PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Agent:	MS & Co.
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in forwards and options contracts on

December 2012	Page 12

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

the basket currencies and the Japanese yen or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the Japanese yen on the pricing date, and, therefore, increase the values relative to the Japanese yen that each of the basket currencies must attain on the valuation date so that you do not suffer a loss in your initial investment in the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS, including on the valuation date, by taking positions in forwards and options contracts on the basket currencies and the Japanese yen or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the basket currencies and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of Buffered PLUS and the related lending transactions, provided that neither the issuer of the Buffered PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized

December 2012	Page 13

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $21.25 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2012	Page 14

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical basket performances.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150%
Maximum payment at maturity:	Any positive basket performance is inherently capped at a maximum of 100%.
Minimum payment at maturity:	If the basket performance is less than or equal to –110%, the payment at maturity will be $0 and you will lose your entire investment in the Buffered PLUS.

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the basket performance is positive, investors will receive at maturity the $1,000 stated principal amount plus 150% of the positive basket performance.

▪	Par Scenario. If the basket performance is zero or negative but greater than or equal to –10%, investors will receive at maturity the $1,000 stated principal amount.

▪
Downside Scenario. If the basket performance is less than –10%, investors will receive at maturity an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.  As there is no minimum payment at maturity on the Buffered PLUS, investors may lose their entire initial investment in the Buffered PLUS.

December 2012	Page 15

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

o	If the basket performance is –30%, investors would lose 20% of their principal and receive only $800 per Buffered PLUS at maturity, or 80% of the stated principal amount.

o	If the basket performance is –110%, investors would lose their entire initial investment in the Buffered PLUS.

December 2012	Page 16

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Hypothetical Payouts on the Buffered PLUS at Maturity

Below are three examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

In these examples, the exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per Japanese yen.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the Japanese yen and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the Japanese yen.  The numbers appearing in the examples below have been rounded for ease of analysis.

Actual initial exchange rates and final exchange rates will vary from those used in the examples below.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
MYR	33.333%	3.64	3.276	10%
IDR	33.333%	77.42	69.678	10%
SGD	33.333%	1.24	1.116	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final MYR exchange rate / Initial MYR exchange rate)]  x  33.333%, plus

[1 – (Final IDR exchange rate / Initial IDR exchange rate)]  x  33.333%, plus

[1 – (Final SGD exchange rate / Initial SGD exchange rate)]  x  33.333%

So, using the hypothetical exchange rates above:

[1 – (3.276 / 3.64)] x 33.333% = 3.3333%, plus
[1 – (69.678 / 77.42)] x 33.333% = 3.3333%, plus
[1 – (1.116 / 1.24)] x 33.333% = 3.3333%

Basket performance	=	10%
Payment at maturity	=	$1,000 + leveraged upside payment
	=	$1,000 + ($1,000 x basket performance x leverage factor)
	=	$1,000 + ($1,000 x 10% x 150%)
	=	$1,150

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per Buffered PLUS will be $1,150, or the stated principal amount of $1,000 plus the leveraged upside payment of $150.

December 2012	Page 17

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Example 2:  The basket performance is zero or negative but greater than or equal to –10%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
MYR	33.333%	3.64	3.503	3.764%
IDR	33.333%	77.42	83.227	–7.500%
SGD	33.333%	1.24	1.333	–7.500%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (3.503 / 3.64)] x 33.333% = 1.25%, plus
[1 – (83.227 / 77.42)] x 33.333% = –2.50%, plus
[1 – (1.333 / 1.24)] x 33.333% = –2.50%

Basket performance	=	–3.75%
Payment at maturity	=	$1,000

Because the basket performance is negative but not less than –10%, the payment at maturity will equal the $1,000 stated principal amount.

Example 3:  The basket performance is less than –10%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
MYR	33.333%	3.64	0.00003	99.999%
IDR	33.333%	77.42	309.68	–300.000%
SGD	33.333%	1.24	0.00001	99.999%

[1 – (0.00003 / 3.64)] x 33.333% = 33.333%, plus
[1 – (309.68 / 77.42)] x 33.333% = –100%, plus
[1 – (0.00001 / 1.24)] x 33.333% = 33.333%

Basket performance	=	approximately –33.334%
Payment at maturity	=	$1,000 x (1 + basket performance + 10%)
	=	$766.67

Because the basket performance is less than –10%, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the Japanese yen over the term of the Buffered PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the Japanese yen of one or more of the other basket currencies.  In this example, even though two of the three basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the serious devaluation of the third basket currency more than offsets the appreciation of the other two basket currencies and the investor loses approximately 23.33% of the investor’s initial investment.

December 2012	Page 18

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Example 4:  The basket performance is less than –10% and the payment at maturity is $0.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
MYR	33.333%	3.64	6.916	–0.9%
IDR	33.333%	77.42	170.325	–1.2%
SGD	33.333%	1.24	2.728	–1.2%

[1 – (6.916 / 3.64)] x 33.333% = –30%, plus
[1 – (170.325 / 77.42)] x 33.333% = –40%, plus
[1 – (2.728 / 1.24)] x 33.333% = –40%

Basket performance	=	–110%
Payment at maturity	=	$1,000 x (1 + basket performance + 10%)
	=	$0

Because the basket performance is less than –10%, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.  While the maximum possible currency performance will be no greater than 100%, there is no comparable limit on the negative performance of a basket currency and the payment at maturity may be $0.

December 2012	Page 19

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:
$1,000    +    leveraged upside payment:

Currency performance value = [1 – (final exchange rate / initial exchange rate)] x weighting

If the basket performance is zero or negative but greater than or equal to –10%:

$1,000

If the basket performance is less than –10%:

$1,000   x   (1  +  basket performance +10%)

The currency performance for one or more basket currencies, as well as the basket performance, can be less than –100%, and if the basket performance is less than -–100%, you will lose some or all of the protection provided by the buffer of 10%.  If the basket performance is less than or equal to -110%, you will lose your entire investment in the Buffered PLUS.

The payment at maturity in this scenario will be less than the stated principal amount and may be zero.

December 2012	Page 20

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The Buffered PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Buffered PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the Buffered PLUS and the suitability of such Buffered PLUS in light of your particular circumstances.  The Buffered PLUS are not secured debt and investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the Buffered PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus.  You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

▪
The Buffered PLUS do not pay interest or guarantee return of any principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the basket performance is less than –10%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket performance beyond the buffer amount of 10%.  There is no minimum payment at maturity on the Buffered PLUS, and, accordingly, you could lose your entire initial investment.  See “How the Buffered PLUS Work” on page 15 above.

▪
Because of the formula used for calculating the currency performance, the basket performance may be less than –100%, in which case, you will lose some or all of the protection provided by the buffer feature.  Because the currency performance for each basket currency is calculated by subtracting the quotient of the final exchange rate over the initial exchange rate from 1, there is no limit on the negative currency performance for each basket currency or the negative basket performance.  Therefore, the currency performance for one or more basket currencies, as well as the basket performance, can be less than –100%.  If the basket performance is less than –100%, you will lose some or all of the protection provided by the buffer feature.  If the basket performance is less than or equal to -110%, you will lose your entire investment in the Buffered PLUS.

▪
The Buffered PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the Japanese yen and the basket currencies will affect the value of the Buffered PLUS.  The exchange rates between the basket currencies and the Japanese yen are volatile and are the result of numerous factors specific to the relevant countries and Japan including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and Japan, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and Japan.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and Japan and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the Japanese yen may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.  In addition, because the Buffered PLUS provide exposure to the performance of the basket relative to the Japanese yen, the strengthening of the Japanese yen relative to any of the basket currencies may also have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 28 below and “Basket Overview” on page 5 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the Japanese yen will be offset by

December 2012	Page 21

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

the weakening of the other basket currencies relative to the Japanese yen based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the Buffered PLUS.  If the basket performance is less than –10%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the Buffered PLUS and that could be zero.

▪
The formula for the currency performance will limit the upside potential of the Buffered PLUS and will be disproportionately impacted by the negative performance of any single basket currency.  The basket performance, which will determine the payment at maturity on the Buffered PLUS, will equal the sum of the currency performance for each basket currency multiplied by its weighting.  The currency performance for each basket currency measures the extent to which the exchange rate of the basket currency relative to the Japanese yen increases or decreases from the pricing date to the valuation date, expressed as (1 – final exchange rate / initial exchange rate).  Because of the way the currency performance is calculated, the maximum currency performance for each basket currency is effectively 100%.  This means that the maximum currency performance value that any basket currency can contribute to the overall basket performance is 33.333% and that the basket performance will never exceed 100%.

By contrast, the formula for the currency performance does not limit the downside on the currency performance of any basket currency or on the overall basket performance.  Therefore, the negative percentage that can be contributed by any basket currency to the overall basket performance is unlimited.  This means that, if the currency performance of any single basket currency is sufficiently negative, the basket performance may be –100% (or lower) even if each of the other basket currencies has a currency performance equal to the effective maximum of 100%.  In other words, a significantly negative performance by one basket currency can completely cancel out positive performance by the other basket currencies such that you lose your entire initial investment in the Buffered PLUS.  See “Hypothetical Payouts on the Notes at Maturity—Examples 3 and 4” on page 18 of this document.

▪
The formula for the basket performance will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the Japanese yen.  The Buffered PLUS do not provide a linear return on the appreciation of the basket currencies relative to the Japanese yen.  A linear return would reflect the return that would be achieved by converting a notional amount of Japanese yen into the basket currencies at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currencies back into Japanese yen at the final exchange rate.  Instead, the return on the Buffered PLUS will be determined by reference to the basket performance and currency performance formulas described in this document, which do not reflect a linear return.  Under these formulas, any appreciation of a basket currency relative to the Japanese yen will be diminished, as compared to a linear return, while any depreciation of a basket currency relative to the Japanese yen will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of a basket currency relative to the Japanese yen increases as the currency performance increases, and the magnifying effect on any depreciation of a basket currency relative to the Japanese yen increases as the currency performance decreases.  This magnifying effect on any depreciation of a basket currency means that if a basket currency depreciates in value by 50% relative to the Japanese yen, the currency performance will be -100%.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

December 2012	Page 22

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

▪
The amount payable on the Buffered PLUS is not linked to the performance of the basket at any time other than the valuation date.  The basket performance will be based on the currency performance of each basket currency, which is in turn based on the exchange rate of such basket currency on the valuation date as compared to the initial exchange rate of such basket currency.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date to so that the basket performance is negative, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the performance of the basket prior to such drop.  Although the actual performance of the basket on the stated maturity date or at other times during the term of the Buffered PLUS may be better than the basket performance on the valuation date, the payment at maturity will be based solely on the basket performance on the valuation date.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the Buffered PLUS more than any other single factor.  Other factors that may influence the value of the Buffered PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the Japanese yen; (ii) interest and yield rates in the market; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the Buffered PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the Japanese yen or if interest rates rise.

▪
Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

▪
Consisting of emerging market Asian currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The Buffered PLUS are linked to the performance of a basket consisting of three emerging market Asian currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the Buffered PLUS.   For special risks related to the basket currencies, please see the following descriptions:

Malaysian ringgit:

December 2012	Page 23

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”).  The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997/1998.  In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar.  This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float.  The Malaysian ringgit has steadily appreciated against the dollar since the 2008 financial crisis.  The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies.  The components of the basket are not disclosed.  Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

Indonesian rupiah:

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene.  In 2008, the Indonesian rupiah depreciated sharply against the U.S. dollar but has since recovered.

The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  In 2011, the Indonesian Currency Law entered into force, requiring that the rupiah be used for all transactions conducted within Indonesia, subject to certain exceptions.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, commodity prices for main exports, and political constraints to which Indonesia may be subject.

Singapore dollar:

The exchange rate between the Singapore dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar within a trade-weighted band.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.  The Monetary Authority of Singapore maintains a policy of modest and gradual appreciation as an anti-inflationary tool.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus,

December 2012	Page 24

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

a special risk in purchasing the Buffered PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the Buffered PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the Japanese yen, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the Japanese yen or any other currency that result in a weakening of any of the basket currencies relative to the Japanese yen may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

In addition, if any of the basket currencies is lawfully eliminated, converted, redenominated or exchanged by the relevant sovereign government during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the amount of cash you will receive at maturity, if any.

▪
Even though currencies trade around the clock, the Buffered PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the Buffered PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Buffered PLUS.  The possibility of these movements should be taken into account in relating the value of the Buffered PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the Buffered PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will

December 2012	Page 25

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity, if any.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies and the Japanese yen, as well as in other instruments related to the basket currencies or the Japanese yen. Some of our subsidiaries also trade the basket currencies and the Japanese yen and other financial instruments related to the basket currencies or the Japanese yen on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the Japanese yen on the pricing date and, as a result, could increase the values relative to the Japanese yen that such basket currencies must attain on the valuation date so that you do not suffer a loss on your initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the exchange rates of the basket currencies relative to the Japanese yen on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet—General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the Buffered PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other non-buffered currency-linked securities.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the Buffered PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Buffered PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the

December 2012	Page 26

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2012	Page 27

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2007 through December 17, 2012.  The related graphs set forth the daily exchange rates of each basket currency relative to the Japanese yen for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the Japanese yen will be offset by the weakening of other basket currencies relative to the Japanese yen, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the Japanese yen over the term of the Buffered PLUS so that you will receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.

MYR (# MYR / JPY)	High	Low	Period End
2007
First Quarter	0.030447	0.028651	0.029342
Second Quarter	0.029353	0.027674	0.028028
Third Quarter	0.030962	0.027879	0.029679
Fourth Quarter	0.031332	0.028646	0.029596
2008
First Quarter	0.032791	0.029621	0.032020
Second Quarter	0.031473	0.030007	0.030754
Third Quarter	0.033079	0.029845	0.032393
Fourth Quarter	0.040456	0.032506	0.038086
2009
First Quarter	0.040843	0.036656	0.036818
Second Quarter	0.037631	0.035264	0.036519
Third Quarter	0.038826	0.035883	0.03859
Fourth Quarter	0.039258	0.036658	0.036834
2010
First Quarter	0.038586	0.03492	0.03492
Second Quarter	0.037268	0.03387	0.036598
Third Quarter	0.037475	0.036092	0.036966
Fourth Quarter	0.038698	0.037078	0.037766
2011
First Quarter	0.038705	0.036382	0.036696
Second Quarter	0.038034	0.035379	0.037481
Third Quarter	0.041655	0.037047	0.041396
Fourth Quarter	0.041822	0.039217	0.041196
2012
First Quarter	0.041218	0.036426	0.036983
Second Quarter	0.040936	0.036800	0.039816
Third Quarter	0.040651	0.038709	0.039234
Fourth Quarter (through December 17, 2012)	0.039316	0.036484	0.036484

December 2012	Page 28

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

Malaysian ringgit January 1, 2007 through December 17, 2012 (expressed as units of MYR per JPY)

December 2012	Page 29

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

IDR (# IDR / JPY)	High	Low	Period End
2007
First Quarter	80.06230	74.36850	77.40490
Second Quarter	77.33330	71.32140	73.27270
Third Quarter	83.86390	73.03020	79.30360
Fourth Quarter	87.46860	77.09480	84.12010
2008
First Quarter	95.19160	84.11990	92.18120
Second Quarter	91.03060	85.60110	86.86160
Third Quarter	90.72240	82.77860	89.57750
Fourth Quarter	134.91420	89.88060	124.93280
2009
First Quarter	133.26020	116.46950	117.78390
Second Quarter	117.38740	100.81400	106.44700
Third Quarter	109.98580	101.49430	107.76610
Fourth Quarter	109.59020	101.72060	101.72060
2010
First Quarter	105.90610	97.33650	97.33650
Second Quarter	103.73630	95.48610	102.73950
Third Quarter	108.19800	101.60010	106.81310
Fourth Quarter	111.15710	106.93090	110.91220
2011
First Quarter	111.334200	104.761900	105.613800
Second Quarter	107.538700	101.233700	106.488100
Third Quarter	119.502100	105.075500	114.660000
Fourth Quarter	118.042200	113.248900	117.944000
2012
First Quarter	119.734700	108.894800	111.317200
Second Quarter	120.821400	110.438700	118.544500
Third Quarter	123.874700	117.410600	123.468500
Fourth Quarter (through December 17, 2012)	123.251300	115.316500	115.316500

Indonesian rupiah January 1, 2007 through December 17, 2012 (expressed as units of IDR per JPY)

December 2012	Page 30

Buffered PLUS due November      , 2014
Based on the Performance of a Basket of Three Emerging Market Asian Currencies Relative to the Japanese Yen
Buffered Performance Leveraged Upside SecuritiesSM

SGD (# SGD / JPY)	High	Low	Period End
2007
First Quarter	0.013242	0.012597	0.012876
Second Quarter	0.012892	0.012412	0.012425
Third Quarter	0.013472	0.012315	0.012936
Fourth Quarter	0.013452	0.012441	0.012886
2008
First Quarter	0.014181	0.0129	0.013799
Second Quarter	0.013605	0.012664	0.012802
Third Quarter	0.013741	0.012597	0.013526
Fourth Quarter	0.016556	0.013598	0.015768
2009
First Quarter	0.01694	0.015276	0.015387
Second Quarter	0.015522	0.014731	0.015021
Third Quarter	0.015822	0.014767	0.015716
Fourth Quarter	0.016044	0.015102	0.015102
2010
First Quarter	0.015963	0.014968	0.014968
Second Quarter	0.015834	0.014499	0.015826
Third Quarter	0.016231	0.015502	0.015761
Fourth Quarter	0.016095	0.015509	0.01582
2011
First Quarter	0.016201	0.015163	0.015292
Second Quarter	0.015504	0.01474	0.015248
Third Quarter	0.017108	0.015045	0.016971
Fourth Quarter	0.017219	0.016049	0.016858
2012
First Quarter	0.016869	0.015061	0.015178
Second Quarter	0.016563	0.015157	0.015855
Third Quarter	0.016148	0.015547	0.015744
Fourth Quarter (through December 17, 2012)	0.015759	0.014555	0.014555

Singapore dollar January 1, 2007 through December 17, 2012 (expressed as units of SGD per JPY)

December 2012	Page 31